Exhibit 99.2

Execution Version

TERMINATION OF GROUP AGREEMENT

This Termination of Group Agreement (this “Termination Agreement”) is made and entered into as of July 22, 2025, by and among:

•	Funicular Funds, LP, a Delaware limited partnership (“Funicular”), Cable Car Capital, LP, a Delaware limited partnership (formerly Cable Car Capital, LLC, a California limited liability company) (“Cable Car”) and Jacob Ma-Weaver, an individual (“Mr. Ma-Weaver” and, collectively with Funicular and Cable Car, the “Cable Car Investors”);
•	Anson Funds Management LP, a Texas limited partnership (“Anson Funds”), Anson Management GP LLC, a Texas limited liability company (“Anson Management”), Anson Advisors Inc., a corporation formed under the laws of Ontario, Canada (“Anson Advisors”), Bruce R. Winson, an individual who has since retired from Anson Funds, Anson Management and other associated roles, with Tony Moore having been appointed as his successor (“Mr. Moore”), Amin Nathoo, an individual (“Mr. Nathoo”) and Moez Kassam, an individual (“Mr. Kassam, and collectively with Anson Funds, Anson Management, Anson Advisors, Mr. Moore, Mr. Nathoo, and Mr. Kassam, the “Anson Investors”);

The Cable Car Investors and the Anson Investors and each of their Affiliates (as defined below) are collectively referred to as the “Investors,” and each, an “Investor”.

WHEREAS, the Investors were parties to that certain Group Agreement, dated as of May 19, 2023 (the “Group Agreement”);and

WHEREAS, the Investors desire to terminate the Group Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investors hereby agree as follows:

1.       Termination of the Group Agreement. The Group Agreement is hereby terminated, effective as of the date hereof (the “Effective Date”). As of the Effective Date, any and all rights, obligations, and liabilities of the Investors pursuant to the Group Agreement shall immediately become null and void and shall have no further force or effect.

2.       Counterparts. This Termination Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Termination Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Termination Agreement.

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IN WITNESS WHEREOF, the Investors have executed this Agreement to be effective as of the Effective Date.

Funicular Funds, LP

By:	Cable Car Capital LP, its general partner

By:	/s/ Jacob Ma-Weaver
Name:	Jacob Ma-Weaver
Title:	Managing Member

Cable Car Capital, LP

By:	/s/ Jacob Ma-Weaver
Name:	Jacob Ma-Weaver
Title:	Authorized Signatory

/s/ Jacob Ma-Weaver
Jacob Ma-Weaver

Anson Funds Management LP

By:	Anson Management GP LLC, its general partner

By:	/s/ Tony Moore
Name:	Tony Moore
Title:	Manager

Anson Funds Management LLC

By:	/s/ Tony Moore
Name:	Tony Moore
Title:	Manager

Anson Advisors Inc.

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director

/s/ Tony Moore
Tony Moore

/s/ Amin Nathoo
Amin Nathoo

/s/ Moez Kassam
Moez Kassam